STEELPATH CAPITAL MANAGEMENT LLC STEELPATH FUND ADVISORS LLC

                  THE STEELPATH MLP FUNDS TRUST CODE OF ETHICS

                        Effective Date: January 3, 2011

                  Revised February 7, 2011 and April 27, 2011

INTRODUCTION

This Code of Ethics (the "Code") has been adopted by SteelPath Capital Management LLC, SteelPath Fund Advisors, LLC, (collectively, the "Firm") and The SteelPath Mutual Funds Trust ("Funds") in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act") and Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act"). The purpose of the Code is to establish a standard of business conduct that requires all supervised persons to reflect our fiduciary obligations and requires all supervised persons to comply with applicable federal securities laws. This Code establishes procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Fund and Advisory Clients may abuse their fiduciary duties and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 and Rule 204A-1 are addressed. The Firm depends on its employees to provide high quality investment advisory services to Advisory Clients in a manner that is ethical, fair and equitable to all concerned.

This Code applies to all employees of the Firm and to the Trustees of the Funds who are not "interested persons" of the Funds within the meaning of Section 2(a)(19) of the 1940 Act ("Independent Trustees").

The Code of Ethics may be periodically revised and supplemented. When changes are made, revised copies of the relevant pages will be made available to each employee.

EMPLOYEE REQUIREMENTS

Each employee is required to:

     o    Have access to the Code;

     o    Know and understand the content of the Code;

     o Sign a statement acknowledging receipt of the Code and affirm understanding and compliance;

     o Report any possible violations of the policies and procedures contained in the Code that come to his or her attention. Failure to comply fully with the policies and procedures contained in the Code and all applicable securities laws may jeopardize the employee, his or her Supervisors, and the Firm itself; and


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     o    Contact the Chief Compliance Officer with any questions about the contents of the Code.

The Firm will maintain a copy of the acknowledgment receipt in each employee's compliance file.

This Code of Ethics is not a complete guide to all regulations and other compliance concerns.

CHIEF COMPLIANCE OFFICER

The Chief Compliance Officer of the Firm and the Fund will assist employees and the Independent Trustees in interpreting this Code. Employees should consult the Chief Compliance Officer with any questions about the Code. Independent Trustees also may consult with the Chief Compliance Officer or their independent legal counsel regarding any questions concerning their responsibilities under the Code.

USE OF THE CODE OF ETHICS

This Code belongs to the Firm and the Fund and may not be given to any person, in whole or in part, without prior permission of the Chief Compliance Officer or designee.

STATEMENT OF POLICY

It is the policy of this Firm to establish such procedures governing the conduct of its business to prevent actual or potential conflicts of interest with its Advisory Clients and to prevent violations of securities laws or other duties owed to Advisory Clients. "Advisory Clients" means the Funds and any other client to whom the Firm provides investment advice. However, with respect to the Independent Trustees, "Advisory Clients" means only the Funds.

COMPLIANCE WITH LAWS AND REGULATIONS

Employees and Independent Trustees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by an Advisory Client:

     o    To defraud such Advisory Client in any manner;

     o To mislead such Advisory Client, including making statements that omit material facts;

     o To engage in any practice or course of conduct which operates or would operate as a fraud or deceit upon such Advisory Client;

     o To engage in any manipulative practice with respect to such Advisory Client ; or

     o To engage in any manipulative practice with respect to securities, including price manipulation.



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ADVISORY CLIENT AND INVESTOR INTEREST FIRST

It is the duty of the Firm and all of its employees to at all times place the interests of Advisory Clients first, its fiduciary duty, and not to favor any one Advisory Client over another. The Independent Trustees owe a fiduciary duty to the Funds and to shareholders of the Funds when conducting personal investment transactions.

CONFLICTS AMONG ADVISORY CLIENTS' AND INVESTORS' INTERESTS

Conflicts of interest arise where the Firm or its employees have reason to favor one Advisory Client over another (e.g., Advisory Client who pays higher fees over an Advisory Client who pays lower fees, account in which an employee has a personal investment over account where the employee has no personal investment, and accounts of close friends or relatives of an employee). It is the policy of the Firm to prohibit inappropriate favoritism of one Advisory Client over another that would breach its fiduciary duty.

COMPETING WITH ADVISORY CLIENT TRADES

The Firm prohibits employees from using knowledge about pending or currently considered securities transactions for Advisory Clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

CONFIDENTIALITY

Federal law requires financial institutions including registered investment advisers, such as SteelPath to safeguard the confidentiality of non-public personal information of their clients, such as social security number, date of birth, net worth, annual income and purchases of financial products (insurance policies, mortgages, etc.) and to inform Clients about their information-sharing policies, and requires them to permit the client or customer to "opt out," i.e., to prohibit the financial institution from sharing non-public personal information with others except under clearly defined circumstances. State laws may provide greater privacy protections and will apply to both SEC and state registered advisers.

It is the policy of the Firm that information concerning the identity of security holdings and financial circumstances of Advisory Clients and former Advisory Clients remain confidential. Any exception must be approved by the Chief Compliance Officer.

FIRM'S INTEREST

In addition to the Firm's fiduciary duty to its Advisory Clients, which requires each employee to act solely for the benefit of the Advisory Clients, employees also have a duty to act in the best interest of the Firm. Therefore, it is in the best of interest of the Firm to avoid potential conflicts of interest, or even the appearance of such conflicts, in the conduct of our officers and employees.

While it is impossible to define all situations that might pose a risk of violating securities laws or creating conflicts, this Code is designed to address those circumstances where such concerns are most likely to arise. By complying with the policies below, the Firm's


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employees can minimize their potential exposure and the Firm's potential exposure to violations of securities laws, prevent fraudulent activity, and reinforce fiduciary principles.

FAILURE TO COMPLY

You are required to report any violation of this Code to the Chief Compliance Officer. Strict compliance with the provisions of this Code is considered a basic provision of association with SteelPath. You may not participate in the determination of whether you have committed a violation of the Code or of the imposition of any sanction against yourself. In the event of a violation of this Code, you are subject to remedial actions, which may include, but are not limited to, disgorgement of profits, imposition of a substantial fine, suspension or termination.

If you have any doubt as to the propriety of any activity, you should consult with the Chief Compliance Officer or designee.

DISTRIBUTION OF THE CODE

A copy of this Code and any amendments will be provided to each employee and Independent Trustee. Each employee upon hire must initially acknowledge in writing receipt of the Code. An "employee" means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Firm, or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.

PROCEDURES

PERSONAL SECURITIES TRANSACTIONS

All employees will be subject to the Firm's restrictions and reporting requirements related to personal securities transactions.

For the purpose of this Code, "Personal Securities Transactions" include securities transactions for your own account or transactions for other accounts in which you have "beneficial interest" (Personal Accounts), unless you have no direct or indirect influence or control over the account or the transaction. "Beneficial interest" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject securities. An Employee is deemed to have a beneficial interest in securities owned by members of his or her immediate family. Common examples of beneficial interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an employee has a beneficial interest in an account should be brought to the attention of the Chief Compliance Officer or designee.

"Immediate family" of an employee means any of the following persons who reside in the same household as the employee: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law.



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Immediate family includes adoptive relationships and any other relationship
(whether or not recognized by law) that the Chief Compliance Officer or designee determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety that this Code is intended to prevent.

If you have a substantial measure of influence or control over an account, but neither you nor your family have any direct or indirect beneficial interest (e.g., a trust for which you are trustee but not a direct or indirect beneficiary), the rules relating to Personal Securities Transactions are considered to be directly applicable. Therefore, you are subject to the Personal Securities procedures with respect to such accounts, and reporting of such transactions is required. In all transactions involving such accounts you should conform to the spirit of these rules and avoid any activity which might appear to conflict with Advisory Clients with respect to your position as an employee of the Firm. The term "reportable security" ("Reportable Security") for the purpose of this Code has a broad meaning; it includes all notes, stocks, bonds, evidences of indebtedness, certificates, investment contracts, puts, calls, options, and in general all interests or instruments commonly known as securities. Also included in this definition for the purposes of this Code are any other traded financial instruments such as forward currency exchange contracts and options, currency, financial, and commodity futures contracts and options on such contracts, any over-the-counter contracts referencing financial instruments, indices, or commodities. Reportable Security will not include the following, each of which may be traded without seeking pre-clearance:

     o    Direct obligations of the government of the United States;

     o Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements;

     o    Shares issued by money market funds;

     o Shares issued by registered open-end funds, provided that such funds are NOT advised by the Firm or an affiliate, and such fund's adviser or principal underwriter is not controlled by or under common control with the Firm;

     o Shares issued by unit investment trust that are invested exclusively in one or more registered open-end funds, provided that such funds are NOT advised by the Firm or an affiliate and such fund's adviser or principal underwriter is not controlled or under common control with the Firm.

PERSONAL SECURITIES TRANSACTIONS

Employees are responsible for ensuring that all Personal Securities Transactions adhere to Firm policies. These policies provide that employees:

     o May not execute, attempt to execute, or cause to have executed a Personal Securities Transaction in any Master Limited Partnership. Legacy MLP holdings purchased prior to employment at the Advisor may be sold with the approval of the Chief Compliance Officer or his designee;

     o May not execute, attempt to execute, or cause to have executed a Personal Securities Transaction while in possession of or after exposure to material, non-public information;


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     o    May not execute a Personal Securities Transaction in the securities of an issuer on the Restricted List;

     o May not execute a Personal Securities Transaction that in any way interferes with the fulfillment of the employee's business duties and responsibilities or fiduciary duty to Advisory Clients;

     o May not execute a Personal Securities Transactions knowingly in tandem with or ahead of any Advisory Client;

     o May not knowingly structure one or more Personal Securities Transaction or the timing of Personal Securities Transactions to create an appearance of activity or liquidity or to affect or influence improperly the bid, offer, or market price of any Reportable Security or the closing price of any Reportable Security;

     o May not execute a Personal Securities Transaction in any Reportable Security that is currently held for one or more Advisory Client accounts, or being considered by the Firm for purchase or sale for one or more Advisory Client accounts, without prior written assurance from both the Compliance Officer or his designee and the Portfolio Managers that such a Personal Securities Transaction will not conflict with the interests of Advisory Clients or interfere with or hinder any investment strategy or activity of the Firm;

     o May not enter into any private investment with any firm, fund, or other entity without the prior written approval of the Compliance Officer or his designee; and

     o My not acquire shares, directly or indirectly, in an initial public offering (IPO) without prior approval from the Chief Compliance Officer.

REPORTING REQUIREMENTS -- INITIAL, QUARTERLY AND ANNUALLY
The Securities and Exchange Commission ("SEC") has adopted Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act, which requires access persons of investment advisers to report their personal securities transactions and holdings.

Therefore, the Firm requires that a record of all Personal Securities Transactions made by employees be made and kept available for inspection, and that these records be maintained on at least a quarterly basis. To comply with this policy, every employee and members of his or her immediate family must arrange for the Chief Compliance Officer or designee to receive from any broker, dealer, or bank that effects any Personal Securities Transaction, duplicate copies of statements for EACH brokerage account in which such employee or such immediate family member has a beneficial interest or control. Each quarter, the Chief Compliance Officer or designee will review the brokerage statements, and will discuss any apparent issues with the employee. The Chief Compliance Officer will be responsible for reviewing the Personal Securities Transactions of his designee, who in turn will review the transactions of the Chief Compliance Officer. If a Code violation is discovered, the Chief Compliance Officer or designee shall make a recommendation to senior management as to what action to take, including, but not limited to a written censure, disgorgement, restricted trading, or dismissal from the Firm.

Each transaction or brokerage confirm must contain, at a minimum; the date of the transaction, the title, and as applicable the ticker symbol or CUSIP number, interest rate and


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maturity date, number of shares, and principal amount of each reportable security involved. The confirm must also include the side of the transaction (buy or sell), the executed price, the name of the executing broker or bank.

Every employee must file a Quarterly Certification Form with the Chief Compliance Officer or designee within 30 calendar days after the end of each calendar quarter. The Quarterly Certification Form will require every employee to represent that she or he, has arranged for the duplicate confirmations and periodic statements for each new reportable account to be sent to the Chief Compliance Officer or designee. In addition, the employee will notify the Chief Compliance Officer or his designee of any changes in his private investments. All employees must file Quarterly Certification Forms even if there were no reportable transactions during the quarter. All Quarterly Certification Forms, confirmations and periodic brokerage statements must be maintained in an easily accessible place for a period of not less than five (5) years, the first two
(2) on site.

All employees are required to submit to the Chief Compliance Officer or designee an Initial Holdings Report within ten (10) days of the date that such person became an employee that meets the following requirements:

     o Must disclose all the employee's current securities holdings, as well as all private investments;

     o The name of the broker-dealer or bank with which the employee maintains any personal accounts;

     o Information contained in the Initial Holdings Report must be current as of a date no more than forty-five (45) days prior to submission.

All employees are required to submit to the Chief Compliance Officer or designee an Annual Holdings Report within 45 days of the calendar year end.

Independent Trustees are not required to submit an Initial Holdings Report or an Annual Holdings Report. An Independent Trustee needs to submit a quarterly transaction report only if the Independent Trustee knew, or in the course of fulfilling his or her official duties as a Trustee, should have known, that during the 15-day period immediately before or after the Independent Trustee's transaction in a Reportable Security, the Funds purchased or sold the Reportable Security or the Funds or the Firm considered purchasing or selling the Reportable Security.

PROTECTION OF MATERIAL NON-PUBLIC INFORMATION

For purposes of this Code "material non-public information" includes information about the Firm's securities recommendations, Advisory Client securities holdings and transactions and nonpublic information about a publicly traded company.

Advisory Client information should be accessed on a "need to know" basis and should be treated as inside information within the accepted use of the term. Inside information is information that has not been disclosed generally to the marketplace, the disclosure of which is likely to affect the market value of the securities in question or is likely to be considered important to reasonable investors.


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No employees of the Firm shall make use of material non-public ("inside")
information, in whole or in part, concerning any Advisory Client , or publicly traded company, nor shall any employee of the Firm disclose any such inside information to other persons, including Advisory Clients, if such use or disclosure would violate the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (together, the "1934 Act") or the spirit of the newly proposed Rule 204A-1. Every employee shall keep confidential any information communicated to such employee, including all information related to securities recommendations and investment decisions being made by the Firm. No employee shall, in violation of the 1934 Act, direct trades in securities for accounts of Advisory Clients where the Firm has discretionary authority while the Firm is in possession of inside information. Such use, disclosure or trades may subject both the employee and the Firm to substantial legal penalties under the 1934 Act and other laws.

An employee, who comes to possess or believes that he or she may have come to possess inside information concerning any publicly traded company, shall discuss such information with the Chief Compliance Officer or designee who shall determine whether use of such information would violate the '34 Act or other laws. If the Chief Compliance Officer or designee determines that such information would violate applicable laws, he or she shall notify all employees that they are prohibited from disclosing to other persons ("tippees") inside information about the issuer in question and from trading in the securities in question in Personal Securities Transactions or for the accounts of Advisory Clients until further notice.

OTHER CONFLICTS OF INTEREST

GIFTS

Employees should not seek, accept or offer any gifts or favors of material value (over $500.00 per item) or any preferential treatment in dealings with any broker-dealer, financial institution or any other organization with which the Firm transacts business. Employees will report all gifts received or given, to the Chief Compliance Officer or designee. See also "Other Transactions." Registered Representatives must comply with all applicable FINRA rules and limits regarding giving or receiving gifts.

CASH

No employee may give or accept any cash gifts or cash equivalents to or from an Advisory Client, prospective Advisory Client or Investor, or any entity that does business with or on behalf of the Firm.

ENTERTAINMENT

Occasional participation in lunches, dinners, cocktail parties, sporting activities or similar gatherings conducted for business purposes are not prohibited; however, for both the employee's protection and that of the Firm, it is extremely important that even the appearance of a possible conflict of interest be avoided. Extreme caution is to be exercised in any instance in which business related travel and lodging are paid for other than by the Firm, and whenever possible, prior approval should be sought from the Chief Compliance Officer or designee. Any question as to the propriety of such situations should be discussed with the Chief Compliance Officer or designee.


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OTHER CONFLICTS OF INTEREST

Employees should also be aware that other activities may involve conflicts of interest. The following are examples of situations involving real or potential conflicts:

     o Information acquired in connection with employment with the Firm may not be used in any way that might be contrary to or in competition with the interests of Advisory Clients;

     o Information regarding actual or contemplated investment decisions, research priorities or Advisory Client interests should not be disclosed to persons outside the Firm and in no way can be used for personal gain; and

     o All outside relationships such as directorships, trusteeships or memberships in investment organizations (e.g., an investment club) should be approved by the Chief Compliance Officer or designee prior to acceptance of any such position.

OTHER TRANSACTIONS

No employee shall participate on behalf of the Firm, or any Advisory Client, or on such employee's own behalf in any of the following transactions:

     o    Use of Firm funds for political purposes;

     o Payments or receipt of bribes, kickbacks or other amounts with any understanding that part or all of such amount will be refunded or delivered to a third party (such as consultants to retirement plans subject to ERISA) in violation of any applicable law;

     o Payments to governmental officials or employees other than in the ordinary course of business for legal purposes (e.g., payment of taxes); (see Pay to Play section of the Compliance Manual)

     o Use of the funds or assets of the Firm for any unlawful or improper purpose; and

     o Use of any device, scheme, artifice, or practice that operates, or is intended to operate, as a fraud or deceit upon the Firm or any Advisory Client.

Whether a violation of any of these rules has occurred shall be determined by the Firm in the reasonable exercise of its judgment, regardless of whether or not any civil or criminal procedures has been instituted by any person.

BACKGROUND INFORMATION

The Form ADV requires the reporting of past disciplinary actions taken against all "advisory affiliates." The term "advisory affiliates" includes directors and chief officers of an adviser; individuals who have the power to direct or cause the direction of the management or policies of a company; and all current employees except those performing only clerical, administrative support, or similar functions. When necessary advisory affiliates must also provide biographical information that must be reported to the SEC.

All "advisory affiliates" are required to provide full information to the Firm as to all relevant past disciplinary actions taken against them, and, if necessary, to provide full biographical


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information. If any of the information previously provided becomes inaccurate or needs to be updated to make it accurate, it shall be your obligation to bring this to the attention of the Chief Compliance Officer or designee.

REVIEW OF REPORTS AND OVERSIGHT OF THE CODE OF ETHICS

The Chief Compliance Officer or designee shall review all Quarterly Certification Forms filed by employees under this Code, and shall review Pre-clearance Forms and Personal Securities Transactions.

The Chief Compliance Officer or designee, upon discovering that a violation of the Code has occurred, may suggest such sanctions, as it deems appropriate, including, among other things, a letter of sanction, disgorgement, restricted personal trading, or suspension or termination of employment of the violator.

Questions regarding interpretation of the Code or questions about its application to particular situations should be directed to the Chief Compliance Officer or designee.

































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